Exhibit 99.1

http://www.ball.com/	Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Reports Improved 2019 Results

Highlights

•

Full-year and fourth quarter U.S. GAAP earnings per diluted share of $1.66 and 48 cents, respectively; up 29 percent and 9 percent year-over-year, respectively

•

Full-year and fourth quarter comparable earnings per diluted share of $2.53 and 71 cents, respectively; up 15 percent and 29 percent year-over-year, respectively

•

Global beverage can volumes up 5 percent in 2019

•

Aerospace contracted backlog of $2.5 billion; up 14 percent in 2019

•

Generated nearly $1 billion of free cash flow after $600 million of capital expenditures

•

Returned over $1 billion to shareholders via share repurchases and dividends

•

Company looks forward to delivering long-term diluted earnings per share growth of at least 10 to 15 percent, increasing EVA dollars and returning significant value to shareholders

BROOMFIELD, Colo., Feb. 6, 2020 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, full-year 2019 net earnings attributable to the corporation of $566 million (including net after-tax charges of $295 million, or 87 cents per diluted share for business consolidation and other non-comparable costs) or $1.66 per diluted share, on sales of $11.5 billion, compared to $454 million net earnings attributable to the corporation, or $1.29 per diluted share (including net after-tax charges of $321 million, or 91 cents per diluted share for business consolidation and other non-comparable costs), on sales of $11.6 billion in 2018. Ball’s full-year 2019 comparable net earnings were $861 million, or $2.53 per diluted share, compared to $775 million, or $2.20 per diluted share in 2018.

Fourth quarter 2019 net earnings attributable to the corporation, on a U.S. GAAP basis, were $160 million, or 48 cents per diluted share, on sales of $2.7 billion compared to $151 million, or 44 cents per diluted share, on sales of $2.8 billion in the fourth quarter of 2018. Ball’s fourth quarter 2019 comparable net earnings were $238 million, or 71 cents per diluted share versus fourth quarter 2018 comparable net earnings of $191 million or 55 cents per diluted share.

Results reflect the 2019 sale of the company’s Argentine steel aerosol business and Chinese beverage can assets, and the 2018 sale of the company’s U.S. steel food and steel aerosol business. References to volume data represent units shipped. Year-over-year global beverage volumes referenced exclude the impact of the recent sale of the Chinese beverage can assets. Details of comparable segment earnings, business consolidation activities and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.

“We finished 2019 on a strong note, with fourth quarter comparable operating earnings increasing 14 percent, comparable earnings per diluted share increasing 29 percent and stronger than expected cash flow generation being driven by working capital improvements across most of our businesses. Over the past year, our global beverage volumes increased 5 percent, our aerospace contracted backlog increased 14 percent and we were able to sell underperforming assets. With global customer and consumer demand for aluminum packaging solutions continuing to outpace existing supply, our previously announced aluminum beverage can and cup projects will add at least 8 billion units of capacity by the end of 2021,” said John A. Hayes, chairman, president and chief executive officer.

“Throughout 2020, our focus will be on execution through improving our operational excellence and customer service, amplifying the sustainability benefits of aluminum packaging, and executing beverage and aerospace investment projects. In the near- and long-term, our business portfolio is well positioned to deliver on our financial goals and increase shareholder returns for many more years.”

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for the full-year 2019 were $555 million on sales of $4.8 billion compared to $551 million on sales of $4.6 billion in 2018. For the fourth quarter 2019, comparable segment operating earnings were $139 million on sales of $1.1 billion compared to $128 million on sales of $1.1 billion during the same period in 2018.

Four percent volume growth during the year and net fixed cost savings were partially offset by previously disclosed unfavorable U.S. aluminum scrap rates and customer mix, as well as operational costs from newly commissioned production lines to support tight market conditions. Throughout the quarter, improved manufacturing performance at the new Goodyear, Arizona, facility was partially offset by the impact of investing in multiple growth projects at existing plants and network effects of managing tight production levels across the entire standard and specialty product portfolio. Our second half 2019 segment volume growth was limited by availability of cans and these tight supply conditions will continue until new production in Georgia and Texas ramps up in the second half of 2020.

In 2020, benefits from new customer contracts, mitigation of U.S. aluminum scrap headwinds, operational efficiency improvements and increased availability of cans are expected to add significantly to year-over-year results.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for full-year 2019 were $288 million on sales of $1.7 billion, compared to $313 million on sales of $1.7 billion in 2018. For the fourth quarter 2019, comparable segment operating earnings were $95 million on sales of $460 million compared to $78 million on sales of $472 million during the same period in 2018.

Eight percent volume growth in the full year was unable to offset the final wind down of the third-party end sales agreement associated with the Rexam acquisition, unfavorable foreign exchange associated with the Argentine peso, customer mix, and start-up and warehousing costs related to new capacity additions.

During the fourth quarter, industry beverage can demand in South America remained strong as customers continue to shift packaging mix from returnable glass to aluminum cans, and new categories including wine, sparkling beverages, spiked seltzers, mixed drinks and still water launch their brands in cans. The company’s new beverage can manufacturing plant in Paraguay began production in late October and an additional multi-line beverage can plant will start up in Brazil during the fourth quarter of 2020.

As we look forward, year-over-year performance is expected to improve due to favorable market trends for cans across the regions where we operate, better customer mix and improved manufacturing efficiencies.

Beverage Packaging, Europe

Beverage packaging, Europe, comparable segment operating earnings for the full-year 2019 were $308 million on sales of $2.7 billion, compared to $282 million on sales of $2.6 billion in 2018. For the fourth quarter 2019, comparable segment operating earnings were $67 million on sales of $599 million compared to $63 million on sales of $624 million during the same period in 2018.

Full-year segment earnings reflect five percent can demand growth across Europe and effective operational performance offset by euro earnings translation. Segment volume was driven by packaging mix shift to cans for traditional and non-traditional beverages, strong growth for energy drinks and growing demand for specialty cans. Operational efficiencies more than offset muted shipments in the fourth quarter due largely to customer / retailer positioning at year-end.

Multiple beverage can line additions will be executed across the existing European plant network to provide incremental capacity in 2020 for customers adjusting their packaging filling assets to aluminum beverage packaging from single-serve plastics. Beginning in the first quarter of 2020, the company’s existing facilities in Cairo, Egypt, and Manisa, Turkey, will be consolidated into the existing beverage packaging, Europe segment. This 2020 change reflects how the segment will be managed and reported for the purposes of further cost reduction and improved operational efficiency.

Aerospace

Aerospace comparable segment operating earnings for 2019 were $140 million on sales of $1.5 billion, compared to $113 million on sales of $1.2 billion in 2018. For the fourth quarter 2019, comparable segment operating earnings were $37 million on sales of $398 million compared to $38 million on sales of $359 million during the same period in 2018. Contracted backlog increased 14 percent year-over-year to $2.5 billion at the end of 2019 and contracts already won, but not yet booked into current contracted backlog remained strong at $4.2 billion.

Program execution remains strong across the business and the company hired more than 1,000 people in 2019. Multiple projects to expand office space, manufacturing capacity and test capabilities are on track. In 2020 and beyond, the larger labor base will execute on a broad base of defense, civil, climate monitoring and weather prediction contracts leading segment comparable operating earnings to grow on a full-year basis for the foreseeable future.

Non-reportable

Year-over-year results in non-reportable reflect the benefit of lower undistributed corporate expenses and improved volumes in AMEA partially offset by the dilutive impact of the 2019 sale of the Chinese beverage can assets, the 2019 sale of the Argentine steel aerosol business, and the mid-year 2018 sale of the U.S. steel food and steel aerosol business.

Beginning in the first quarter of 2020, the company’s existing facilities in Cairo, Egypt, and Manisa, Turkey, currently reported in the Other non-reportable segment, will be consolidated into the existing beverage packaging, Europe segment. This 2020 change reflects how the segment will be managed and reported for the purposes of further cost reduction and improved operational efficiency following the recent decision to close our regional office in Dubai. The results for the company’s global aluminum aerosol business and beverage can manufacturing facilities located in India, Saudi Arabia and Myanmar will continue to be reported as a non-reportable segment in 2020.

Outlook

“In 2019, we met our goals of generating nearly $1 billion in free cash flow and returning in excess of $1 billion to shareholders, in addition to investing $600 million to expand our capabilities and initiate multi-year plans to increase our global beverage can production. Our successful November 2019 euro-denominated bond issuance resulted in favorable rates and a larger than typical cash balance at year-end. In January 2020, we redeemed the outstanding 3.5% and 4.375% 2020 senior notes. The company continues to operate from a position of strength with earnings growth and cash flow to support disciplined growth investments and consistent return of value to shareholders in the range of $1 billion in 2020,” said Scott C. Morrison, senior vice president and chief financial officer.

“We are building our future today. Managing the growth in our existing businesses, being the sustainability leader, enabling the go-to-market strategy for our new aluminum cups business, and executing our disciplined capital allocation strategy is an exciting way to embark on 2020 and beyond. We look forward to delivering long-term diluted earnings per share growth of at least 10 to 15 percent, increasing EVA dollars generated on a growing invested capital base and returning significant value to shareholders,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable aluminum packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 18,300 people worldwide and reported 2019 net sales of $11.5 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its fourth quarter 2019 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800-658-8315. International callers should dial 303-223-4375. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/b4qn6tot

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on February 6, 2020, until 11 a.m. Mountain time on February 13, 2020. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21950517. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely," "positions" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product capacity, supply, and demand constraints and fluctuations; availability/cost of raw materials and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation; power and supply chain interruptions; potential delays and tariffs related to the U.K’s departure from the EU; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions in any country affecting goods produced by us or in our supply chain, including imported raw materials, such as pursuant to Section 232 of the U.S. Trade Expansion Act of 1962 or Section 301 of Trade Act of 1974; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: the extent to which sustainability-related opportunities arise and can be capitalized upon; changes in senior management, succession, and the ability to attract and retain skilled labor; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; information technology initiatives and management of cyber-security processes; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures.

# # #

Condensed Financial Statements (Fourth Quarter 2019)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2019	2018	2019	2018

Net sales	$2,719	$2,803	$11,474	$11,635

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,159)	(2,246)	(9,203)	(9,329)
Depreciation and amortization	(168)	(173)	(678)	(702)
Selling, general and administrative	(89)	(126)	(417)	(478)
Business consolidation and other activities	(97)	(60)	(244)	(191)
	(2,513)	(2,605)	(10,542)	(10,700)

Earnings before interest and taxes	206	198	932	935

Interest expense	(80)	(75)	(317)	(301)
Debt refinancing and other costs	(3)	-	(7)	(1)
Total interest expense	(83)	(75)	(324)	(302)
Earnings before taxes	123	123	608	633
Tax (provision) benefit	2	35	(71)	(185)
Equity in results of affiliates, net of tax	5	(9)	(1)	5

Net earnings	130	149	536	453

Net earnings attributable to noncontrolling interests, net of tax	30	2	30	1

Net earnings attributable to Ball Corporation	$160	$151	$566	$454

Earnings per share:
Basic	$0.49	$0.45	$1.71	$1.32
Diluted	$0.48	$0.44	$1.66	$1.29

Weighted average shares outstanding (000s):
Basic	326,282	337,922	331,102	344,796
Diluted	334,860	346,274	340,121	352,321

Condensed Financial Statements (Fourth Quarter 2019)

Unaudited Condensed Consolidated Statements of Cash Flows

	Year Ended
	December 31,
($ in millions)	2019	2018

Cash Flows from Operating Activities:
Net earnings	$536	$453
Depreciation and amortization	678	702
Business consolidation and other activities	244	191
Deferred tax provision (benefit)	(45)	35
Other, net	(101)	95
Changes in working capital	236	90
Cash provided by (used in) operating activities	1,548	1,566
Cash Flows from Investing Activities:
Capital expenditures	(598)	(816)
Business dispositions	160	539
Other, net	16	71
Cash provided by (used in) investing activities	(422)	(206)
Cash Flows from Financing Activities:
Changes in borrowings, net	1,112	(178)
Net issuances (purchases) of common stock	(945)	(711)
Dividends	(182)	(137)
Other, net	(31)	(14)
Cash provided by (used in) financing activities	(46)	(1,040)
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	(2)	(51)
Change in cash, cash equivalents and restricted cash	1,078	269
Cash, cash equivalents and restricted cash - beginning of period	728	459
Cash, cash equivalents and restricted cash - end of period	$1,806	$728

Condensed Financial Statements (Fourth Quarter 2019)

Unaudited Condensed Consolidated Balance Sheets

	December 31,
($ in millions)	2019	2018

Assets
Current assets
Cash and cash equivalents	$1,798	$721
Receivables, net	1,631	1,802
Inventories, net	1,274	1,271
Other current assets	181	146
Total current assets	4,884	3,940
Property, plant and equipment, net	4,470	4,542
Goodwill	4,419	4,475
Intangible assets, net	2,002	2,188
Other assets	1,585	1,409

Total assets	$17,360	$16,554

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$1,480	$219
Payables and other accrued liabilities	4,097	3,876
Total current liabilities	5,577	4,095
Long-term debt	6,337	6,510
Other long-term liabilities	2,427	2,387
Equity	3,019	3,562

Total liabilities and equity	$17,360	$16,554

Notes to the Condensed Financial Statements (Fourth Quarter 2019)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below:

Beverage packaging, North and Central America:  Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina, Chile and Paraguay that manufacture and sell metal beverage containers.

Beverage packaging, Europe:  Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of non-reportable segments located in Africa, Middle East and Asia (beverage packaging, AMEA) and Asia Pacific (beverage packaging, Asia Pacific) that manufacture and sell metal beverage containers; a non-reportable segment that manufactures and sells aerosol containers, extruded aluminum aerosol containers and aluminum slugs (aerosol packaging); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Beginning in January 2020, Ball has changed how the beverage packaging, AMEA and beverage packaging, Asia Pacific, operating segments are being managed and reported to increase operational efficiency and reduce costs. The plants in Cairo, Egypt, and Manisa, Turkey, will be consolidated with the existing reportable beverage packaging, Europe, operating segment. The company’s operations in India and Saudi Arabia will be consolidated with the remainder of the beverage packaging, Asia Pacific, operating segment resulting in a new non-reportable beverage packaging, other, operating segment. These changes will be reflected in the segment financial reporting beginning the first quarter of 2020 including comparative historical periods.

Notes to the Condensed Financial Statements (Fourth Quarter 2019)

1. Business Segment Information (continued)

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2019	2018	2019	2018

Net sales
Beverage packaging, North and Central America	$1,111	$1,113	$4,758	$4,626
Beverage packaging, South America	460	472	1,670	1,701
Beverage packaging, Europe	599	624	2,651	2,619
Aerospace	398	359	1,479	1,196
Reportable segment sales	2,568	2,568	10,558	10,142
Other	151	235	916	1,493
Net sales	$2,719	$2,803	$11,474	$11,635

Comparable operating earnings
Beverage packaging, North and Central America	$139	$128	$555	$551
Beverage packaging, South America	95	78	288	313
Beverage packaging, Europe	67	63	308	282
Aerospace	37	38	140	113
Reportable segment comparable operating earnings	338	307	1,291	1,259

Other (a)	2	(9)	40	31
Comparable operating earnings	340	298	1,331	1,290
Reconciling items
Business consolidation and other activities	(97)	(60)	(244)	(191)
Amortization of acquired Rexam intangibles	(37)	(40)	(155)	(164)
Earnings before interest and taxes	$206	$198	$932	$935

(a)

Includes undistributed corporate expenses, net, of $10 million and $21 million for the three months ended December 31, 2019 and 2018, respectively, and $54 million and $85 million for the year ended December 31, 2019 and 2018, respectively.

Notes to the Condensed Financial Statements (Fourth Quarter 2019)

2. Non-Comparable Items

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2019	2018	2019	2018

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$(1)	$10	$(8)	$4
Individually insignificant items	(5)	-	(6)	(10)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(8)	(29)	(31)
Total beverage packaging, North and Central America	(13)	2	(43)	(37)

Beverage packaging, South America
Business consolidation and other activities
Brazilian indirect taxes (2)	1	2	57	18
Facility closure costs (3)	-	(4)	(29)	(4)
Individually insignificant items	(8)	2	(13)	(3)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)	(56)	(56)
Total beverage packaging, South America	(21)	(14)	(41)	(45)

Beverage packaging, Europe
Business consolidation and other activities
Facility closure and restructuring costs (4)	(9)	(29)	(26)	(44)
Individually insignificant items	(6)	(3)	(13)	(5)
Other non-comparable items
Amortization of acquired Rexam intangibles	(15)	(17)	(63)	(70)
Total beverage packaging, Europe	(30)	(49)	(102)	(119)

Other
Business consolidation and other activities
Pension settlements (5)	-	(22)	(8)	(36)
Rexam acquisition related compensation arrangements (6)	2	(4)	(3)	(23)
Consolidation charges	-	-	-	(4)
Loss on sale of U.S. steel food and steel aerosol business	-	(3)	-	(41)
Transaction related and other costs for the U.S. steel food and steel aerosol sale	-	(3)	-	(13)
Loss on sale of China business and related transaction costs (7)	(2)	(2)	(63)	(2)
Loss on Argentina steel aerosol business (8)	-	-	(52)	-
Impairment of long-lived and other assets in Saudi Arabian beverage packaging business (9)	(64)	-	(64)	-
Individually insignificant items	(5)	(4)	(16)	(28)
Other non-comparable items
Share of equity method affiliate non-comparable costs (10)	-	(8)	(16)	(8)
Noncontrolling interest's share of non-comparable costs, net of tax (11)	32	-	32	-
Amortization of acquired Rexam intangibles	(1)	(1)	(7)	(7)
Debt refinancing and other costs	(3)	-	(7)	(1)
Total other	(41)	(47)	(204)	(163)

Notes to the Condensed Financial Statements (Fourth Quarter 2019)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Total business consolidation and other activities	(97)	(60)	(244)	(191)
Total other non-comparable items	(8)	(48)	(146)	(173)
Total non-comparable items	(105)	(108)	(390)	(364)

Discrete non-comparable tax items (12)	1	(11)	13	(26)
Impact of U.S. tax reform	-	45	-	45
Tax effect related to the sale of U.S. steel food and steel aerosol business	-	-	-	(63)
Tax effect on business consolidation and other activities	16	23	35	44
Tax effect on other non-comparable items	10	11	47	43
Total non-comparable tax items	27	68	95	43
Total non-comparable items, net of tax	$(78)	$(40)	$(295)	$(321)

(1)

In August 2017, the company announced the closure of its beverage can manufacturing facilities in Chatsworth, California, and Longview, Texas, and its beverage end manufacturing facility in Birmingham, Alabama. The Birmingham plant ceased production during the second quarter of 2018, and the Longview and Chatsworth plants ceased production during the third quarter of 2018. In December 2018, the company completed the sale of its closed manufacturing facility in Chatsworth, California. Charges in 2019 and 2018 were the result of updated estimates for the costs of employee severance and benefits and facility shutdown costs.

(2)

The company recorded gains related to indirect tax contingencies in Brazil. Our Brazilian subsidiaries filed lawsuits in 2014 and 2015 to challenge the Brazilian tax authorities regarding the computation of certain indirect taxes, claiming amounts were overpaid to the tax authorities as a result of being charged a tax on a tax. The amounts recorded in business consolidation and other activities related to periods prior to 2019. As these and other comparable cases are resolved and the amounts claimed become realizable, the company will record gains, which may result in material reimbursements to the company and cannot be estimated at this time.

(3)	The company recorded charges in 2019 and 2018 for facility shutdown costs, asset impairment, accelerated depreciation and other restructuring activities.
(4)	The company recorded charges in 2019 and 2019 for asset impairments, accelerated depreciation and inventory impairments related to plant closures and restructuring activities.
(5)

During 2019 and 2018, the company completed the purchase of non-participating group annuity contracts that were transferred to an insurance company for benefit obligations related to the company’s Canadian and U.S. pension plans, respectively. These purchases of annuity contracts triggered settlement accounting in both 2019 and 2018.

(6)	In 2019 and 2018, the company incurred charges for compensation arrangements associated with the Rexam acquisition and integration.

(7)

In September 2019, Ball sold its metal beverage packaging business in China. A loss of $45 million was recorded in the third quarter of 2019. Transaction costs of $18 million for 2019 were comprised of estimated employee severance costs, professional fees associated with the transaction and other costs.

Notes to the Condensed Financial Statements (Fourth Quarter 2019)

(8)

In  August 2019, Ball announced the sale of its steel aerosol packaging business in Garin and San Luis, Argentina. As a result of the sale, the company recorded a charge of $7 million related to the fair value of the assets and liabilities of these locations.  Additionally, the company recorded a charge of $45 million related to cumulative translation adjustments previously recorded in accumulated other comprehensive income.

(9)

At the end of the fourth quarter 2019, the business climate in Saudi Arabia worsened substantially resulting in the loss of volumes triggering the need to perform impairment tests. The impairment reviews led to the recognition of non-cash impairment charges primarily related to property, plant and equipment and intangible assets.

(10)

The company recorded its proportional share of non-comparable costs of its equity method affiliate, Ball Metalpack.  Charges in 2019 are for purchase accounting related intangible amortization and business consolidation costs. These charges were recorded in the line equity in results of affiliates, net of tax in Ball’s unaudited condensed consolidated statements of earnings.

(11)

Ball owns 51 percent of its Saudi Arabian beverage packaging business. An adjustment is made to attribute the noncontrolling interest’s share of business consolidation and other non-comparable costs, principally comprised of the impairment outlined above.

(12)

During 2019, the company obtained a tax benefit as a result of restructurings of certain legal entities in Brazil and the U.S.  During 2018 and 2019, the company incurred foreign exchange losses on its deferred tax balances in Brazil following the devaluation of the Brazilian real against the U.S. dollar.  Foreign exchange gains and losses on the deferred tax balances were not significant in years prior to 2018.

3. Subsequent Events

In November 2019, Ball issued €1.3 billion in aggregate principal amount of euro-denominated senior notes for general corporate purposes. In January 2020, Ball redeemed the outstanding euro-denominated 3.50% senior notes due in 2020 in the amount of €400 million and the outstanding 4.375% senior notes due in 2020 in the amount of $1 billion.

4. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.  We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items.  These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

Notes to the Condensed Financial Statements (Fourth Quarter 2019)

4. Non-U.S. GAAP Measures (continued)

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions, except per share amounts)	2019	2018	2019	2018

Net earnings attributable to Ball Corporation	$160	$151	$566	$454
Add: Business consolidation and other activities	97	60	244	191
Add: Amortization of acquired Rexam intangibles	37	40	155	164
Add: Share of equity method affiliate non-comparable costs	-	8	16	8
Add: Debt refinancing and other costs	3	-	7	1
Less: Noncontrolling interest share of non-comparable costs, net of tax	(32)	-	(32)	-
Less: Non-comparable tax items	(27)	(68)	(95)	(43)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$238	$191	$861	$775
Comparable diluted earnings per share	$0.71	$0.55	$2.53	$2.20

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in millions)	2019	2018	2019	2018

Net earnings attributable to Ball Corporation	$160	$151	$566	$454
Add: Net earnings attributable to noncontrolling interests	(30)	(2)	(30)	(1)
Net earnings	130	149	536	453
Less: Equity in results of affiliates, net of tax	(5)	9	1	(5)
Add: Tax provision (benefit)	(2)	(35)	71	185
Earnings before taxes	123	123	608	633
Add: Total interest expense	83	75	324	302
Earnings before interest and taxes	206	198	932	935
Add: Business consolidation and other activities	97	60	244	191
Add: Amortization of acquired Rexam intangibles	37	40	155	164
Comparable Operating Earnings	$340	$298	$1,331	$1,290

Notes to the Condensed Financial Statements (Fourth Quarter 2019)

4. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

Twelve Months Ended
($ in millions, except ratios)	December 31, 2019

Net earnings attributable to Ball Corporation	$566
Add: Net earnings attributable to noncontrolling interests	(30)
Net earnings	536
Less: Equity in results of affiliates, net of tax	1
Add: Tax provision (benefit)	71
Earnings before taxes	608
Add: Total interest expense	324
Earnings before interest and taxes	932
Add: Business consolidation and other activities	244
Add: Amortization of acquired Rexam intangibles	155
Comparable Operating Earnings	1,331
Add: Depreciation and amortization	678
Less: Amortization of acquired Rexam intangibles	(155)
Comparable EBITDA	$1,854

Interest expense	$(317)

Total debt at period end	$7,817
Less: Cash and cash equivalents (a)	(1,798)
Net Debt	$6,019

Comparable EBITDA/Interest Expense (Interest Coverage)	5.8x
Net Debt/Comparable EBITDA	3.2x

(a)	See Note 3. Subsequent Events for further details of cash and cash equivalents as of December 31, 2019.

Free Cash Flow - Management internally uses a free cash flow measure to: (1) evaluate the company's liquidity, (2) evaluate strategic investments, (3) plan stock buyback and dividend levels and (4) evaluate the company's ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

Free cash flow is typically derived directly from the company's cash flow statements and is defined as cash flows from operating activities less capital expenditures; however, it may be adjusted for items that affect comparability between periods. Based on the company's definition, free cash flow for 2019 was:

Total cash provided by (used in) operating activities	$1,548
Less: Capital expenditures	(598)
Free cash flow	$950